EXHIBIT 99.1
BRIGHAM
EXPLORATION COMPANY
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM OIL & GAS EXPERIENCES A LOSS OF SURFACE CONTROL WHILE DRILLING A NATURAL GAS WELL NEAR BAY CITY, TEXAS

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     Austin,  TX  -- March 24, 2002 -- Brigham Exploration Company (NASDAQ:BEXP)
today announced that it's wholly owned subsidiary, Brigham Oil & Gas, L.P., experienced a loss of surface control while drilling a natural gas well near Bay City, Texas. Federal, State and local authorities are working together with representatives from Brigham to manage the well control situation that occurred early this morning.

     Mr. Lance Langford, Brigham's Senior Vice President of Operations, stated, "The incident occurred during the drilling of the Burkhart #1 well at a depth of approximately 10,370 feet. No fire occurred, and we're very fortunate that only minor injuries were sustained by two workers at the site. All personnel have been accounted for and the well is currently venting natural gas to the atmosphere."

     Mr. Langford further commented, "Officials of the Matagorda County Sheriff's Department, the Texas Railroad Commission, Cudd Pressure Control, Inc., and Brigham have set up a Unified Command Center on the scene to coordinate response efforts, including the implementation of a plan to gain control of the well and the installation of fire suppression equipment as a precautionary measure. Finally, as a precaution, one family has been evacuated from a nearby home, and a two mile stretch along Texas State Highway 60 has been temporarily blocked off to traffic."

     Mr. Langford concluded, "Brigham Exploration Company's principal priorities are the safety of the people in the area and minimizing the impact of this well control event on the environment. We at Brigham sincerely regret any inconvenience imposed on our friends in the area. We are determined to normalize this situation as quickly and safely as possible."

ABOUT  BRIGHAM  EXPLORATION  COMPANY

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:     John Turner, Manager - Finance & Investor Relations
             (512) 427-3300 / investor@bexp3d.com
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